Exhibit 16.1


May 1, 2001


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We have read the statements made by Exten Industries, Inc. (Copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of May 2001. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



Hutchinson and Bloodgood, LLP
Formerly Logan Throop & Co., LLP.



Enclosure


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Statements made by Exten Industries, Inc.


    (i) On May 1, 2001, EXTEN Industries, Inc. (the "Registrant") engaged the accounting firm of Swenson Advisors, LLP as its independent certifying accountants for the remainder of the fiscal year ending November 30, 2001.

   (ii) On April 27, 2001, the Registrant notified Hutchinson and Bloodgood, LLP of their dismissal. Hutchinson and Bloodgood, LLP was the independent certifying accountant previously engaged to audit the Registrant's financial statements for the period ended November 30, 2000.

  (iii) The Registrant's engagement of Swenson Advisors, LLP and the dismissal of Hutchinson and Bloodgood, LLP were recommended by the Registrant's Audit Committee and approved by the Registrant's Board of Directors.

   (iv) During the two fiscal years ended November 30, 1999 and November 30, 2000 and through the subsequent interim period ending April 30, 2001, there were no disagreements with Hutchinson and Bloodgood, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hutchinson and Bloodgood, LLP would have caused that firm to make reference in connection with its report on the financial statements of the Registrant for such years.

    (v) During the two fiscal years ended November 30, 1999 and November 30, 2000 and through the subsequent interim period ending April 30, 2001, in accordance with Rule 304 (a) (1) (iv) and in conjunction with the audit of the Registrant's financial statements for the fiscal year ended November 30, 2000 and in conjunction with the review of the Registrant's financial statements for the quarter ended February 28, 2001, there were no reportable events.

   (vi) The Registrant has authorized Hutchinson and Bloodgood, LLP to respond fully to all inquiries of Swenson Advisors, LLP.

  (vii) Hutchinson and Bloodgood, LLP reports on the financial statements as of and for the years ended November 30, 1999 and November 30, 2000 contained no adverse opinions or disclaimers of opinion and were not modified or qualified as to audit scope or accounting principles, but did contain modifications as to the Registrant's ability to continue as a going concern.

 (viii) The Registrant requested that Hutchinson and Bloodgood, LLP furnish a letter to the Registrant addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the Hutchinson and Bloodgood, LLP letter to the Securities and Exchange Commission, dated May 1, 2001 is filed as Exhibit A to this Form 8-K.